Exhibit 99(a)
NEWS

For:		From:

Ladish Co., Inc.		Libby Communications
5481 South Packard Avenue		1414 East Harbour Towne Circle
Cudahy, WI 53110		Muskegon, MI 49441
Contact:	Wayne E. Larsen	Contact:	William J. Libby
	414-747-2935		231-755-4111
	414-747-2602 Fax		231-755-4144 Fax
Release date: 1 February 2010
Ladish Announces Fourth Quarter & Year-End Results

Fourth Quarter	Year-End

• Sales were $83.2 million	• Sales were $350 million

• Net Income was $7.0 million, or $0.44 per share	• Net Income was $6.6 million, or $0.42 per share

• $10.0 million of Cash from Operations	• $58.3 million of Cash from Operations
Cudahy, WI—Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) today reported 2009 fourth quarter sales of $83.2 million in comparison to $112.5 million of sales in the fourth quarter of 2008. The Company had net earnings of $7.0 million, resulting in per share net income of $0.44 for the fourth quarter of 2009, compared to net income of $9.6 million, or $0.60 per share, in the same period of 2008.
“The 2009 fourth quarter results signal the early stages of a recovery from the lows we experienced in the third quarter of this year. A modest 9% Q3-to-Q4 revenue increase combined with improved operating efficiencies returned us to double digit gross profits as a percentage of sales,” said Gary J. Vroman, Ladish’s President and CEO. “Better performance from all of our domestic operating units enabled us to finish the fourth quarter with $3.3 million of pre-tax income. The Company also benefited in the fourth quarter from the reversal of a $5.3 million valuation allowance which contributed to a tax benefit of $3.7 million, resulting in $7.0 million of net income, or earnings of $0.44 per share on a fully diluted basis.”
“This was a difficult year, with sales down 25% from 2008 levels, but every Ladish division successfully managed through the myriad of economic challenges they faced. Cost control measures coupled with operational improvements helped us overcome the loss of incremental sales and still finish the year with positive earnings,” remarked Vroman. “The impact of these efforts is reflected in the fourth quarter results as well as the $58.3 million of positive cash from operations generated in 2009. Our order levels hit a low point in July, but we have recovered to end the year with a $504 million backlog.”
“Looking ahead to 2010, we are guardedly optimistic most of the inventory de-stocking is over,” observed Vroman. “As OEM build rates more closely reflect order levels, we can confidently say the worst is behind us. We anticipate relatively stable business conditions throughout the first half of the year. After a few months of moving ‘sideways,’ we believe the second half of 2010 can bring opportunities for growth. Our manufacturing facilities have available capacity, and our employees are poised to take care of our customers’ increasing demand.”
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NEWS

	For the Three Months		For the Year
	Ended December 31		Ended December 31
(Dollars in thousands, except per share data)	2009	2008	2009	2008
Net sales	$83,216	$112,549	$349,832	$469,466
Cost of goods sold	74,512	101,767	322,745	410,163

Gross profit	8,704	10,782	27,087	59,303
SG&A expense	3,832	4,444	17,839	19,765

Operating income	4,872	6,338	9,248	39,538
Interest expense	(1,456)	(953)	(5,050)	(1,971)
Other	(97)	1,511	(1,062)	683

Pretax income	3,319	6,896	3,136	38,250
Income tax provision (benefit)	(3,669)	(2,778)	(3,441)	5,876
Noncontrolling interest in subsidiary	(12)	106	(64)	169

Net income	$7,000	$9,568	$6,641	$32,205

Basic earnings per share	$0.44	$0.60	$0.42	$2.15
Basic weighted average shares outstanding	15,903,004	15,901,216	15,901,833	14,998,437
Diluted earnings per share	$0.44	$0.60	$0.42	$2.15
Diluted weighted average shares outstanding	15,903,682	15,902,647	15,902,246	15,000,844

	December 31	December 31
(Dollars in thousands)	2009	2008
Cash and cash equivalents	$19,917	$4,903
Accounts receivable, net	59,382	78,673
Inventory	92,697	129,307
Net PP&E	198,436	199,269
Other	99,629	97,314

Total assets	$470,061	$509,466

Accounts payable	$24,971	$39,020
Accrued liabilities	15,400	23,388
Senior bank debt	—	28,900
Senior notes	90,000	90,000
Pensions	79,343	70,825
Postretirement benefits	33,679	33,256
Equity	226,668	224,077

Total liabilities & equity	$470,061	$509,466
Ladish will host a conference call on Tuesday, February 2, 2010 at 9:00 a.m. EST to discuss the fourth quarter and year-end performance for 2009. The telephone number to call to participate in the conference call is (866) 439-4712, then enter PIN Code 560018# when prompted.
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Ladish Co., Inc. is a leading producer of highly engineered, technically advanced metal components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, California, Connecticut, Oregon and Poland. Ladish common stock trades on Nasdaq under the symbol LDSH.
This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, uncertainties in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.
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